                                                                    EXHIBIT 99.1

[BURLINGTON RESOURCES LOGO]                                         NEWS RELEASE
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TO:  DAILY PAPERS, TRADE PRESS           COMPANY CONTACTS:
     FINANCIAL AND SECURITY ANALYSTS      FINANCIAL: JOHN CARRARA   713-624-9548
                                          MEDIA:     JAMES BARTLETT 713-624-9354
FOR: IMMEDIATE RELEASE

     BURLINGTON RESOURCES WEB SITE: www.br-inc.com                        BR0308
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                   BURLINGTON RESOURCES REPORTS FIRST-QUARTER
                      INCOME AND REESTABLISHES $1 BILLION
                         SHARE REPURCHASE AUTHORIZATION

      HOUSTON, TEXAS, APRIL 24, 2003 - Burlington Resources Inc. (NYSE: BR and
TSX: B) today reported estimated net income of $269 million for the first quarter of 2003, or $1.33 per diluted share, compared to net income of $48 million or $0.24 per diluted share during the same quarter of 2002. The quarter's results included the impact of a previously announced non-cash after-tax charge against earnings of $59 million for the cumulative effect of a change in accounting principle related to adoption of Statement of Financial Accounting Standards No. 143, which specifies accounting for future asset retirement obligations. The charge did not impact the company's cash flows. Income before the cumulative effect of the change in accounting principle was $328 million or $1.62 per diluted share. Operationally, during the quarter Burlington benefited from higher commodity prices, higher production on a divestiture-adjusted basis, and lower production and processing costs.

      Net cash provided by operating activities during the first quarter increased to $589 million from $361 million during the same quarter last year. Discretionary cash flow during the first quarter increased to $721 million from $341 million during the same quarter last year.(1)

      Production during the first quarter of 2003 averaged 2,490 million cubic feet of natural gas equivalent per day (MMcfed), which, adjusted for asset sales in 2002, represented growth of 6 percent. The prior year's first-quarter production averaged 2,716 MMcfed, including approximately 367 MMcfed of volumes from properties that were subsequently sold during 2002.

      During the quarter Burlington resumed share repurchases under a previous $1 billion authorization approved in late 2000, acquiring approximately 1.7 million shares for $79 million at an average cost of about $45.50 per share. Cumulative repurchases total 18 million shares for $772 million under the existing authorization. Subsequent to the quarter, Burlington's board of directors approved restoring the share repurchase authorization level to $1 billion.

      "These first-quarter results establish a milestone that demonstrates the success of our multi-year repositioning of Burlington's asset base," said Bobby
S. Shackouls, Burlington Resources chairman, president and chief executive officer. "From the assets now in our portfolio, we believe we can achieve meaningful and profitable production growth as well as sector-leading financial returns. We are working toward the start-up of several major development projects during the months ahead while continuing highly active programs in our core producing areas, which are predominately exposed to the strong underlying pricing fundamentals of the North American natural gas market. We are also pleased to be active once again in our share repurchase program, which should further enhance the company's per-share performance."

      In operational news, Burlington conducted record field activity in Canada during the quarter, completing more than 300 new wells and achieving an 8 percent increase in production over the prior year's quarter on a divestiture-adjusted basis. In addition, Burlington progressed toward the scheduled startups of oil production from Algeria's MLN Field by mid 2003 and from the Panyu offshore development program in China by late 2003, with the startup of gas production from new fields in the East Irish Sea expected by early 2004.

      First-quarter natural gas production averaged 1,872 million cubic feet per day (MMcfd), compared to 2,019 MMcfd during the prior year's first quarter. Natural gas liquids (NGLs) production increased 13 percent to 63.7 thousand barrels per day (Mbd) from 56.3 Mbd during the prior year's first quarter. Oil production decreased to 39.3 Mbd from 59.9 Mbd during the prior year's first quarter. The lower gas and oil volumes during the first quarter were attributable solely to last year's property sales.

      Natural gas price realizations averaged $5.29 per thousand cubic feet
(Mcf) during the quarter, up from $2.99 per Mcf during the prior year's first quarter. NGLs price realizations of $22.07 per barrel were up from $12.45 per barrel during the prior year's first quarter. Oil price realizations increased to $29.74 per barrel from $21.68 per barrel during the prior year's first quarter.

      Production and processing costs were $0.45 per thousand cubic feet equivalent (Mcfe) during the first quarter, down from $0.61 per Mcfe during last year's first quarter, reflecting the upgrading during 2002 of Burlington's asset portfolio and sale of the Val Verde processing plant. General and administrative costs averaged $0.19 per Mcfe, compared to $0.16 per Mcfe during last year's first quarter. Depreciation, depletion and amortization (DD&A) expenses were flat at $0.91 per Mcfe. Exploration expenses were $68 million compared to the prior year's first-quarter expenses of $57 million, primarily due to higher dry hole expenses. Transportation expenses were $0.44 per Mcfe compared to the prior year's first-quarter expenses of $0.35 per Mcfe, with the increase primarily attributable to the sale of the Val Verde facility.

OUTLOOK

      Production - Burlington expects to deliver long-term volume growth averaging in the 3 percent to 8 percent range. As previously announced, the company expects to achieve the low end of the range in 2003, and the upper end in 2004. The geographic breakdown of production guidance by product for 2003 follows:

                              2nd-Quarter 2003     Full-Year 2003
                                 Estimate             Estimate
Gas (MMcfd)
      U.S.                      870 -   905          885 -   915
      Canada                    870 -   910          890 -   920
      Other International       120 -   135          140 -   150
                              -------------        -------------
             Total            1,860 - 1,950        1,915 - 1,985

Natural Gas Liquids (Mbd)
      U.S.                     31.5 -  35.0         33.0 -  35.5
      Canada                   27.5 -  29.0         27.0 -  28.5
      Other International       0.0 -   0.0          0.0 -   0.0
                              -------------        -------------
             Total             59.0 -  64.0         60.0 -  64.0

Crude Oil (Mbd)
      U.S.                     26.5 -  28.0         27.0 -  29.0
      Canada                    4.5 -   5.0          4.5 -   5.0
      Other International      10.0 -  12.0         18.5 -  22.0
                              -------------        -------------
             Total             41.0 -  45.0         50.0 -  56.0

Total Equivalent              2,460 - 2,604        2,575 - 2,705

      North American Natural Gas Hedges - As of the date of this release, Burlington has hedged a portion of its 2003 North American natural gas production using costless price collars. For the balance of the year, 590 MMcfd is hedged at floor prices of $3.51 per Mcf, with ceiling prices of $5.37 per Mcf during the second and third quarters, and $5.45 per Mcf during the fourth quarter. All prices are weighted averages adjusted to a NYMEX equivalent price using an estimate of differentials between the NYMEX price and regional prices on which the collars are based. Detailed information on hedging is available on Burlington's Web site at www.br-inc.com by selecting the Investor Relations page and then the Hedge Schedule page at www.br-inc.com/docs/hedge.pdf.

      Other 2003 Financial Parameters - For the second quarter and full year of 2003, on a gas-equivalent-per-unit basis, Burlington expects transportation expenses to range from $0.42 to $0.45 per Mcfe; production and processing costs to range from $0.48 to $0.52 per Mcfe; DD&A expense to range from $0.93 to $0.97 per Mcfe; administrative expenses to range from $0.17 to $0.19 per Mcfe; and interest expenses to range from $0.28 to $0.30 per Mcfe. Burlington expects exploration expenses to range from $50 million to $65 million during the second quarter, and from $210 million to $240 million for the full year. The company estimates that its 2003 effective income tax rate will range from 32 percent to 37 percent, based on current commodity price projections. The breakdown between current and deferred taxes could vary widely depending on commodity prices for the year.

      Headquartered in Houston, Texas, Burlington Resources is one of the world's largest independent oil and gas companies. The company has production in the U.S., Canada, the United Kingdom, Africa and South America, with exploration and development programs under way in these areas as well as in China. Additional information is available on the Burlington Resources Web site at www.br-inc.com.

(1) See accompanying table for a reconciliation of GAAP and non-GAAP measure utilized in calculating discretionary cash flow, and a statement indicating why management believes the non-GAAP measure of discretionary cash flow is useful information to investors.

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FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company's periodic reports filed with the Securities and Exchange Commission.
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                                      -4-

                            BURLINGTON RESOURCES INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                                                    FIRST QUARTER
                                                                                ---------------------------
                                                                                 2003                 2002
                                                                                -------               -----
                                                                          (In Millions, Except per Share Amounts)
Revenues .................................................................      $ 1,128               $ 703
                                                                                -------               -----
Costs and Other Income - Net
Taxes Other than Income Taxes ............................................           48                  33
Transportation Expense ...................................................           99                  86
Production and Processing ................................................          102                 136
Depreciation, Depletion and Amortization .................................          203                 221
Exploration Costs ........................................................           68                  57
Administrative ...........................................................           42                  38
Interest Expense .........................................................           64                  72
Gain on Disposal of Assets ...............................................           (1)                 --
Other Expense (Income) - Net .............................................            4                  (1)
                                                                                -------               -----
       Total Costs and Other Income - Net ................................          629                 642
                                                                                -------               -----
Income Before Income Taxes ...............................................          499                  61
Income Tax Expense .......................................................          171                  13
                                                                                -------               -----
Income Before Cumulative Effect of Change in Accounting Principle ........          328                  48
Cumulative Effect of Change in Accounting Principle - Net ................          (59)                 --
                                                                                -------               -----
Net Income ...............................................................      $   269               $  48
                                                                                =======               =====
Earnings per Common Share

Basic
     Before Cumulative Effect of Change in Accounting Principle ..........      $  1.63               $0.24
     Cumulative Effect of Change in Accounting Principle - Net ...........        (0.29)                 --
                                                                                -------               -----
     Net Income ..........................................................      $  1.34               $0.24
                                                                                =======               =====
Diluted
     Before Cumulative Effect of Change in Accounting Principle ..........      $  1.62               $0.24
     Cumulative Effect of Change in Accounting Principle - Net ...........        (0.29)                 --
                                                                                -------               -----
     Net Income ..........................................................      $  1.33               $0.24
                                                                                =======               =====
Basic Common Shares ......................................................          201                 201
                                                                                =======               =====
Diluted Common Shares ....................................................          202                 202
                                                                                =======               =====

  This statement should be read in conjunction with the attached press release.

                            BURLINGTON RESOURCES INC.
                 RECONCILIATION OF GAAP TO NON-GAAP MEASURE (a)
                                 MARCH 31, 2003
                                 ($ IN MILLIONS)

Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

                                                                         First Quarter
                                                                   --------------------------
                                                                      2003           2002
                                                                   -----------    -----------
Net cash provided by operating activities                             $589           $361
     Adjustments:
         Working capital                                               122            (24)
         Changes in other assets and liabilities                        10              4
                                                                   -----------    -----------
Discretionary cash flow                                               $721           $341
                                                                   ===========    ===========

(a)  GAAP - Generally Accepted Accounting Principles.


Management believes that the non-GAAP measure of discretionary cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

                            BURLINGTON RESOURCES INC.
                            SALES VOLUMES AND PRICES

-----------------------------------------------------------------------------------------------------------------------------------
                                        2003                         2002                                      Year Ended
                                    ----------  ------------------------------------------------  ---------------------------------
                                       First      First       Second        Third       Fourth
                                      Quarter    Quarter      Quarter      Quarter      Quarter       2002        2001        2000
-----------------------------------------------------------------------------------------------------------------------------------
PRODUCTION VOLUMES
   Gas (MMCF/Day)
     USA                                867       1,031          953          900          917         949        1,121       1,265
     Canada                             852         790          805          782          829         802          433         341
     Other International                153         198          169          157          137         165          170         118
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             Worldwide                1,872       2,019        1,927        1,839        1,883       1,916        1,724       1,724
-----------------------------------------------------------------------------------------------------------------------------------
   NGLs (MBBLS/Day)
     USA                               35.7        27.4         36.5         34.5         32.7        32.7         34.6        36.1
     Canada                            28.0        28.9         28.5         25.1         26.9        27.4         12.5        11.1
-----------------------------------------------------------------------------------------------------------------------------------
             Worldwide                 63.7        56.3         65.0         59.6         59.6        60.1         47.1        47.2
-----------------------------------------------------------------------------------------------------------------------------------
   Oil (MBBLS/Day)
     USA                               27.6        41.0         37.4         34.2         29.3        35.4         44.0        51.6
     Canada                             5.1        11.3          9.9          5.4          4.7         7.8         11.9        12.5
     Other International                6.6         7.6          7.5          5.1          3.3         5.9          7.3         9.6
-----------------------------------------------------------------------------------------------------------------------------------
             Worldwide                 39.3        59.9         54.8         44.7         37.3        49.1         63.2        73.7
-----------------------------------------------------------------------------------------------------------------------------------
             Total Equivalent
              (MMCFE/D)               2,490       2,716        2,646        2,465        2,464       2,571        2,386       2,449
-----------------------------------------------------------------------------------------------------------------------------------

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AVERAGE REALIZED PRICES
   Gas ($/MCF)
     USA                          $    5.27   $    3.17    $    3.42    $    2.92    $    3.96   $    3.39    $    3.99   $    3.31
     Canada                            5.72        2.74         3.29         2.74         3.86        3.17         4.60        4.10
     Other International               3.02        2.58         1.82         2.01         2.67        2.27         2.83        2.57
-----------------------------------------------------------------------------------------------------------------------------------
   Combined including hedging     $    5.29   $    2.99    $    3.22    $    2.77    $    3.82   $    3.20    $    4.03   $    3.42
     Hedging loss (gain)               0.23       (0.38)       (0.14)       (0.11)        0.01       (0.16)        0.48        0.45
-----------------------------------------------------------------------------------------------------------------------------------
   Combined before hedging        $    5.52   $    2.61    $    3.08    $    2.66    $    3.83   $    3.04    $    4.51   $    3.87
-----------------------------------------------------------------------------------------------------------------------------------
   NGLs ($/BBL)
     USA                          $   19.54   $   11.22    $   12.17    $   14.43    $   14.78   $   13.23    $   14.75   $   17.70
     Canada                           25.31       13.61        16.01        16.32        17.89       15.92        22.50       25.38
-----------------------------------------------------------------------------------------------------------------------------------
   Combined                       $   22.07   $   12.45    $   13.86    $   15.22    $   16.18   $   14.46    $   16.79   $   19.51
-----------------------------------------------------------------------------------------------------------------------------------
   Oil ($/BBL)
     USA                          $   30.87   $   21.46    $   23.21    $   24.39    $   23.98   $   23.16    $   22.63   $   24.18
     Canada                           35.68       21.82        31.07        33.56        31.90       28.32        26.51       29.06
     Other International              20.32       22.63        23.47        28.13        24.31       24.30        23.42       27.73
-----------------------------------------------------------------------------------------------------------------------------------
   Combined including hedging         29.74       21.68        24.64    $   25.90    $   25.01   $   24.11    $   23.45   $   25.44
     Hedging loss (gain)               0.44       (0.58)          --           --           --       (0.18)        1.10        2.62
-----------------------------------------------------------------------------------------------------------------------------------
   Combined before hedging        $   30.18   $   21.10    $   24.64    $   25.90    $   25.01   $   23.93    $   24.55   $   28.06
-----------------------------------------------------------------------------------------------------------------------------------